Exhibit 10.9

DIRECTORS  AGREEMENT

Glenn W. Sturm

Dear Glenn:

          Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into as of October 20, 2005 among Private Business, Inc. (“PBiz”), CSL Acquisition Corporation, Captiva Solutions, LLC (“Captiva”), and the members of Captiva set forth on the signature pages thereto.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

          1.          In consideration of the stock options to be granted to you by PBiz in connection with the Merger, you agree, by executing this Directors Agreement (this “Agreement”) to continue to serve on the Audit Committee of the Board of Directors of PBiz for up to two years from the date of Closing or such shorter time as requested by the Board of Directors or the appropriate committee thereof.

          2.          While we believe that nothing related to the transactions described in the Merger Agreement prohibit you from serve as an independent member of the Audit Committee under applicable federal law and NASD rules and regulations, we jointly agree to determine (with appropriate legal counsel) whether you (i) meet the applicable standards to qualify as an independent director, (ii) can serve pursuant to an applicable exemption from independence requirements, or (iii) are disqualified from service on the Audit Committee. In the event that you and we determine that you are disqualified from service, you agree to serve until our next annual meeting of shareholders (if permitted by applicable rules and regulations) at which time you will resign from the Board of Directors and the Audit Committee unless the Board of Directors request that you continue to serve on the Board of Directors.

          3.          If you determine at any time upon reasonable advice of counsel that you cannot serve on the Audit Committee, you agree to notify us and resign from the Board of Directors. Furthermore, if you otherwise are unwilling or unable to serve on the Audit Committee, you agree to notify us at least sixty (60) days in advance and thereafter resign from the Board of Directors.

          4.          If the Board of Directors determines at any time upon reasonable advice of counsel that you cannot serve on the Audit Committee, you agree to resign from the Audit Committee and the Board of Directors, if so requested, upon written notice thereof from us, either immediately or at such later date as specified in the written notice as the last date upon which you can serve.

          In the event either party determines that there has been a violation of the terms of this Agreement, such party shall deliver written notice to the other party of such violation and the notified party shall have thirty (30) days to correct such violation before the violation shall be deemed a breach hereof.

          In the event that your service as a board member terminates pursuant to paragraphs 1, 2, 3, or 4 above or you are not reelected to the Board of Directors, then the option to purchase 670,000 shares of stock which have been granted to you pursuant to the stock option agreement shall remain outstanding, shall vest in accordance with the terms of the option agreement and shall remain exercisable for the duration of their ten (10) year term.

          Notwithstanding any other agreement, instrument, or writing seemingly to the contrary, the Board of Directors (other than you) shall have the right to act on behalf of us with respect to this Agreement.

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          If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

PRIVATE BUSINESS, INC.

By:	/s/ Henry M. Baroco

Name:	Henry M. Baroco
Title:	Chief Executive Officer

CONFIRMED AND AGREED
as of December 8, 2005:

/s/ Glenn W. Sturm

Glenn W. Sturm